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Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

May 9, 2022

Board of Directors of Fundrise Growth Tech Fund, LLC
11 Dupont Circle NW, 9th FL,
Washington, District of Columbia 20036

Re:	Registration Statement on Form N‑2

Ladies and Gentlemen:

We have acted as counsel to Fundrise Growth Tech Fund, LLC (the “Fund”), which is organized as a limited liability company under the laws of the State of Delaware, in connection with the preparation and filing with the U.S. Securities and Exchange Commission of its Registration Statement on Form N-2 under the Securities Act of 1933, as amended, and the Investment Company Act of 1940 Act, as amended (the “Registration Statement”). The purpose of the Registration Statement is to register 100 million common shares of limited liability company interests for the Fund.

We have reviewed the Fund’s Limited Liability Company Agreement, Certificate of Formation, and resolutions adopted by the Fund’s Board of Directors in connection with establishing shares of the Fund, as well as such other legal and factual matters as we have deemed appropriate.

This opinion does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1. The shares of the Fund will be issued in accordance with the Fund’s Limited Liability Company Agreement and the resolutions of the Fund’s Board of Directors relating to the creation, authorization and issuance of shares.

2. The shares of the Fund will be issued against payment therefor as described in the Fund’s Prospectus and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

Philadelphia, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL
A Pennsylvania Limited Liability Partnership

Board of Directors of
Fundrise Growth Tech Fund, LLC
May 9, 2022

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.
Very truly yours,

/s/ Stradley Ronon Stevens & Young LLP